Exhibit 10.2

UNITED STATES OF AMERICA
CONSUMER PRODUCT SAFETY COMMISSION

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In the Matter of:	)
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) CPSC Docket No.: 12-C0004
BUILD-A-BEAR WORKSHOP, INC.	)
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SETTLEMENT AGREEMENT

1.           In accordance with 16 C.F.R. §1118.20, Build-A-Bear Workshop, Inc. (“Build-A-Bear”) and staff of the United States Consumer Product Safety Commission (“Commission”) hereby enter into this Settlement Agreement (“Agreement”) under the Consumer Product Safety Act (“CPSA”). The Agreement and the incorporated attached Order resolve staff's allegations set forth below.

THE PARTIES

2.           Staff is the staff of the Commission, an independent federal regulatory agency established pursuant to, and responsible for, the enforcement of the CPSA, 15 U.S.C. §§2051-2089.

3.           Build-A-Bear is a corporation, organized and existing under the laws of the State of Delaware, with its principal corporate office located at 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114.

STAFF ALLEGATIONS

4.           Between March 2001 and October 2008, Build-A-Bear imported and sold to consumers approximately 260,000 folding wooden frame toy beach chairs (“Chairs”). The Chairs were sold through the Build-A-Bear Web site and at Build-A-Bear stores in the United States, the United Kingdom, and Canada for approximately $8.00 each.

5.           The Chairs are “consumer products” and, at all relevant times, Build-A-Bear was an “importer” of these consumer products, which were “distributed in commerce,” as those terms are defined or used in sections 3(a)(5), (8), and (11) of the CPSA, 15 U.S.C. §2052(a)(5), (8), and (11).

6.           The Chairs are defective because the sharp edges of the Chair's folding wooden frame can pinch, lacerate, or amputate a child's fingertip if the finger is caught between the frame as the Chair is folded.

7.           In July 2007, Build-A-Bear received its first complaint of injury involving the Chairs' folding wooden frame.

8.           In October 2008, Build-A-Bear stopped sale of the Chairs and issued a notice to its stores to return all Chairs in inventory to the Build-A-Bear storage warehouse.

9.           Between July 2007 and January 2009, Build-A-Bear became aware of 10 injury complaints caused by the Chairs.

10.         Despite knowledge of the information set forth in Paragraphs 6 through 9, Build-A-Bear did not report to the Commission until March 10, 2009. Build-A-Bear recalled the Chairs on May 14, 2009.

11.         Build-A-Bear had obtained sufficient information to reasonably support the conclusion that the Chairs contained a defect which could create a substantial product hazard, or that the Chairs created an unreasonable risk of serious injury or death, but Build-A-Bear failed to inform the Commission immediately of such defect or risk, as required by sections 15(b)(3) and (4) of the CPSA, 15 U.S.C. §2064(b)(3) and (4). In failing to inform the Commission about the Chairs immediately, Build-A-Bear knowingly violated section 19(a)(4) of the CPSA, 15 U.S.C. §2068(a)(4), as the term “knowingly” is defined in section 20(d) of the CPSA, 15 U.S.C. §2069(d).

12.         Pursuant to section 20 of the CPSA, 15 U.S.C. §2069, Build-A-Bear is subject to civil penalties for its knowing failure to report, as required under section 15(b) of the CPSA, 15 U.S.C. §2064(b).

RESPONSE OF BUILD-A-BEAR WORKSHOP, INC.

13.         Build-A-Bear denies the aforementioned staff allegations.

14.         Build-A-Bear sold approximately 200,000 Chairs over a six year period before it received any injury reports regarding the Chairs.

15.         On March 10, 2009 Build-A-Bear filed a Section 15 Report under the Commission's Fast Track Program initiating a voluntary recall. Up until that time, Build-A-Bear denies that it had sufficient information regarding injuries associated with the product to conclude that the Chairs contained a defect which could create a substantial product hazard or create an unreasonable risk of serious injury or death. Therefore, Build-A-Bear denies that it violated the reporting requirements of Section 15(b) of the CPSA, 15 U.S.C. §2064(b).

AGREEMENT OF THE PARTIES

16.         Under the CPSA, the Commission has jurisdiction over this matter and over Build-A-Bear.

17.         In settlement of staff's allegations, Build-A-Bear shall pay a civil penalty in the amount of $600,000.00 within 20 calendar days of receiving service of the Commission's final Order accepting the Agreement. The payment shall be made electronically to the CPSC via http://www.pay.gov.

18.          Build-A-Bear agrees that it will not seek or accept, directly or indirectly, indemnification, reimbursement, insurance, or any other form of compensation or payment, including, but not limited to, cash, account credit, or setoff, from any manufacturer, importer, or retail store, or from any other firm or person, for the civil penalty that Build-A-Bear agrees to pay pursuant to this Agreement and Order.

19.         The parties enter into this Agreement for settlement purposes only. The Agreement does not constitute an admission by Build-A-Bear, nor does it constitute a determination by the Commission, that Build-A-Bear violated the CPSA's reporting requirements.

20.         Upon provisional acceptance of the Agreement by the Commission, the Agreement shall be placed on the public record and published in the Federal Register in accordance with the procedures set forth in 16 C.F.R. §1118.20(e). If the Commission does not receive any written request not to accept the Agreement within 15 calendar days, the Agreement shall be deemed finally accepted on the 16th calendar day after the date it is published in the Federal Register, in accordance with 16 C.F.R. §1118.20(f).

21.         Upon the Commission's final acceptance of the Agreement and issuance of the final Order, Build-A- Bear knowingly, voluntarily, and completely waives any rights it may have in this matter to the following: (a) an administrative or judicial hearing; (b) judicial review or other challenge or contest of the Commission's actions; (c) a determination by the Commission of whether Build-A-Bear failed to comply with the CPSA and the underlying regulations; (d) a statement of findings of fact and conclusions of law; and (e) any claims under the Equal Access to Justice Act.

22.         The Commission may publicize the terms of the Agreement and the Order.

23.         The Agreement and the Order shall apply to, and be binding upon, Build-A-Bear and each of its successors and/or assigns.

24.         The Commission issues the Order under the provisions of the CPSA, and a violation of the Order may subject Build-A-Bear and each of its successors and/or assigns to appropriate legal action.

25.         The Agreement may be used in interpreting the Order. Understandings, agreements, representations, or interpretations apart from those contained in the Agreement and the Order may not be used to vary or contradict the terms or the Agreement and the Order. The Agreement shall not be waived, amended, modified, or otherwise altered without written agreement thereto, executed by the party against whom such waiver, amendment, modification, or alteration is sought to be enforced.

26.         If any provision of the Agreement or the Order is held to be illegal, invalid, or unenforceable under present or future laws effective during the terms of the Agreement and the Order, such provision shall be fully severable. The balance of the Agreement and the Order shall remain in full force and effect, unless the Commission and Build-A-Bear agree that severing the provision materially affects the purpose of the Agreement and Order.

BUILD-A-BEAR WORKSHOP, INC.

Dated: September 27, 2011
By: /s/ Eric R. Fencl
Eric R. Fencl, General Counsel
Build-A-Bear Workshop, Inc.
1954 Innerbelt Business Center Drive
St. Louis, MO 63114

Dated:  September 27, 2011.
By:  /s/ Stephen L. Hill
Stephen L. Hill, Esquire
Husch Blackwell LLP
4801 Main Street, Suite 1000
Kansas City, MO 64112
Counsel for Build-A-Bear Workshop, Inc.

U.S. CONSUMER PRODUCT SAFETY
COMMISSION STAFF

Cheryl A. Falvey
General Counsel

Mary B. Murphy
Assistant General Counsel

Dated:   December 2, 2011
By: /s/ Belinda V. Bell
Belinda V. Bell, Trial Attorney
Division of Compliance
Office of the General Counsel